Genesis Energy
Long-Term Incentive Plan Award Agreement

This Long-Term Incentive Plan Award Agreement (“Agreement”) is dated as of April 14, 2026 (the “Grant Date”) between Genesis Energy, LLC, a Delaware limited liability company (the “Company”), and [NAME] (“Participant”) to document the grant of an Award under the Genesis Energy 2018 Amended and Restated Long-Term Incentive Plan (the “LTI Plan”). All Awards granted pursuant to this Agreement are subject to the terms and conditions of the LTI Plan, which is incorporated herein by reference as a part of this Agreement. A copy of the LTI Plan document can be accessed here. In the event of any conflict between the terms of this Agreement and the LTI Plan, the LTI Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the LTI Plan unless the context requires otherwise.

The Company grants this Award to Participant on the following terms and conditions:

1.Award Grant.

(a)Phantom Unit Award. The Company hereby grants to Participant a Phantom Unit Award (“Phantom Unit Award”) as set forth in Schedule A. Each Phantom Unit represents the right to receive the Fair Market Value of the underlying common unit in the Partnership upon vesting. In addition, each Phantom Unit includes a tandem right to receive Distribution Equivalent Rights (“DERs”). A DER is a contingent right to receive an amount in cash equal to the distribution made by the Partnership, with respect to a Partnership common unit, during the period each Phantom Unit is outstanding.

(b)Cash Award. The Company hereby grants to Participant a Cash Award (“Cash Award”) as set forth in Schedule A. The Cash Award will vest on the Vesting Date as provided in Schedule A. The Cash Award payout value on the Vesting Date will be equal to the value for the Cash Award as granted.

2.Entitlement to Payment.

(a)Vesting. Except as otherwise provided in this Paragraph 2, the Phantom Unit Award and the Cash Award shall vest on the Vesting Date provided in Schedule A. To be eligible for vesting of an Award granted pursuant to this Agreement, Participant must be employed through the Vesting Date. Upon termination of a Participant’s employment, the unvested Award(s) granted hereunder shall be automatically forfeited, unless the Company, in its discretion, waives, in whole or in part, such forfeiture. Notwithstanding the foregoing, in the event a Participant’s employment terminates prior to the Vesting Date by reason of the Participant’s death, Disability or Qualified Retirement, the Participant’s award shall not be forfeited and instead shall vest as follows:

i.Death. In the case of a Participant’s termination of employment by reason of the Participant’s death, all unvested Cash Awards and Phantom Units granted hereunder will automatically become vested upon such termination.

ii. Disability. In the case of a Participant’s termination of employment by reason of the Participant’s Disability (as hereinafter defined), the Participant’s Award will continue to vest on the Award’s original Vesting Date. “Disability” shall mean the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for an extended period such that the Participant is eligible for long-term disability benefits under a Company sponsored long-term disability insurance benefit program, or as is otherwise determined to be disabled by the Company.

iii. Qualified Retirement. In the case of a Participant’s termination of employment by reason of the Participant’s Qualified Retirement (as hereinafter defined), the Participant’s Award will continue to vest on the Award’s original Vesting Date. “Qualified Retirement” shall mean the voluntary resignation of a Participant’s employment with the Company where all of the following requirements have been satisfied:
1.The Participant must be at least age 65;
2.The Participant must have at least 10 years of employment with the Company;
3.The Participant must have provided the Company with a minimum of 3 months’ advance notice of the Participant’s planned retirement date; provided, however, that the Company may, at its sole and absolute discretion, waive all or a portion of the advanced notice of retirement;
4.The Award Grant Date is at least six months prior to the Participant’s retirement date; and
5.The Participant has signed a release in a form acceptable to the Company.
If all of the conditions of a “Qualified Retirement are not met, the Award is forfeited on Participant’s termination date.

(b)Change in Control. Except for awards which have vested or will vest pursuant to paragraph 2 (a)(i) or (ii) above, upon the occurrence of a Change in Control, the unvested Cash Award and Phantom Unit Award granted hereunder shall become fully vested. Upon such vesting, each Phantom Unit Award shall be settled in cash in an amount equal to 200% of the fully vested Phantom Unit Award.

3.Payment. Upon the vesting of an Award pursuant to this Agreement, the Company shall make a cash payment to Participant as soon as administratively practicable and not later than 30 days following the vesting. If the event an Award vests due to death of the participant, the Company shall make a cash payment to the Participant’s Designated Beneficiary as soon as administratively practicable as follows:
(a)If the Company is able to directly deposit the funds owed to a deceased Participant to an account that was used for such purposes prior to the Participant’s death, the payment will be deemed to have been made to the Designated Beneficiary;
(b)If the Company is not able to directly deposit the funds owed to the Participant to an account that was used for such purposes prior to a Participant’s death, the Participant’s Designated Beneficiary will be the Participant’s surviving spouse, or, if the Participant is not survived by a spouse, Designated Beneficiary means the Participant’s estate;
(c)If a Participant desires to make a designation of a beneficiary different from what is described in the preceding subsections of this Section 3, the Participant may identify a person as the Participant’s Designated Beneficiary on a form acceptable to the Company.

4.Adjustment Permitted. Notwithstanding any term of this Award, the Committee (as defined in the LTI Plan) may, in its sole discretion, adjust the terms of this Award including the vesting schedule, the performance metrics, weights, thresholds, targets or maximums, the method of calculating the performance metrics and/or the Award payouts at various performance levels in an effort to preserve the operation of the LTI Plan and/or this Award in a manner consistent with its purposes; such discretionary adjustments shall include, but are not limited to, (i) adjustments expressly provided for or permitted pursuant to the LTI Plan; (ii) adjustments to take into account change(s) in applicable laws or accounting principles; (iii) adjustments to take into account change(s) in the Company's capital or organizational structure or any other extraordinary or nonrecurring or material event that was not contemplated by the Company’s business plan as in effect on the Grant Date; or (iv) adjustments in response to particular facts and circumstances as they may relate to groups of Participants or individual Participants (such as, by way of example only, and not as a limitation, in the case where a Participant’s employment status has been modified as a result of a leave of absence or a change from full-time to part-time).

5.Limitations Upon Transfer. All rights under this Agreement shall belong to Participant and may not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” (as defined by the Internal Revenue Code of 1986, as amended), and shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provision in this Agreement, or the LTI Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.Withholding of Tax. To the extent that the grant, vesting or payment of a vested Award results in the receipt of compensation by Participant with respect to which the Company or Affiliate has a withholding obligation, the Company or Affiliate shall withhold such amount from any payment otherwise due under this Agreement.

7.Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company or upon any person lawfully claiming under Participant.

8.Modification. The Company has the right to amend this agreement at any time, provided however, that any amendment of the 2018 Plan or this award agreement that would otherwise constitute an impairment of the Employee’s rights under this award agreement, will not be effective unless the Company requests the Employee’s consent and the Employee consents in writing. For the avoidance of doubt, the cancellation of a vested award where the Employee receives a payment equal in value to the Fair Market Value of the vested Phantom Units will not be an impairment of the Employee’s rights that requires the Employee’s consent.

9.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

Schedule A

[Employee Full Name]

Total Award Target Value: [●]

The Award consists of a combination of Cash and Phantom Units subject to a Restricted Period of three years from the Grant Date.

1)Cash Award.

Award	Vesting Date	Value
Cash Award	4/14/2029	[$●]

2)Phantom Unit Award.

Award	Vesting Date	# of Units
Phantom Unit Award	4/14/2029	[●]

•Subject to Participant’s continued employment through the payment date, DER distributions will be paid quarterly on unvested Phantom Units concurrent with and equivalent to distributions to common unitholders and will equal the quarterly distribution amount multiplied by the number of Phantom Units. Upon vesting of any Phantom Unit Award, Participant shall no longer receive associated DERs. Except as provided in Paragraph 2 of the Award Agreement, if Participant’s employment terminates for any reason prior to the payment date, no DER payment will be made and the DERs will be forfeited.

•Upon vesting of each Phantom Unit, the Company shall pay Participant an amount of cash equal to the Fair Market Value of each Phantom Unit.